FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-74988





                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY


      Supplement dated November 3, 2003 to the Prospectus Supplement dated
          October 23, 2003 and the Prospectus dated February 21, 2002


                         -------------------------------


        Reference is hereby made to the Prospectus Supplement dated October 23, 2003 (the "Prospectus Supplement") and the Prospectus dated February 21, 2002 relating to the offering of 1,033,932 Series A Convertible Community Reinvestment Act Preferred Shares ("Series A Convertible CRA Shares"). We have decreased the offering by 795,333 Series A Convertible CRA Shares.

        References throughout the Prospectus Supplement to 1,033,932 Series A Convertible CRA Shares are hereby replaced with 238,599 Series A Convertible CRA Shares, to reflect the decreased offering size. Additionally, due to the decrease in the offering size, the following disclosures are updated:

        The disclosure contained in the grids on the cover page and page S-90 of the Prospectus Supplement is replaced with the following:

                                             Per Share             Total
---------------------------------------- ------------------- -------------------
Public Offering Price                           $18.86            $4,499,977
---------------------------------------- ------------------- -------------------
Placement Agent's Commission                    $ 0.75            $  178,949
---------------------------------------- ------------------- -------------------
Proceeds, Before Expenses, to Us                $18.11            $4,321,028
---------------------------------------- ------------------- -------------------


        Due to the decrease in the offering size, we estimate that the net proceeds from the sale of the Series A Convertible CRA Shares will be approximately $4.2 million; the disclosure of our estimated net proceeds appearing in the Prospectus Supplement under the captions "Prospectus Supplement Summary--The Offering--Use of Proceeds" and "Use of Proceeds" is hereby updated accordingly.